Exhibit 107

FILING FEE TABLE

Form S-8

(Form Type)

INTELLICHECK, INC.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Table	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(2)
Equity	Common Stock, par value $0.001	457(c) and 457(h)	500,000	$2.37	$1,185,000	$0.0000927	$109.85

(1)	Pursuant to Rule 416(a), includes an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the plans as the result of any future stock split, stock dividend or similar adjustment of the registrant’s outstanding common stock.

(2)	Pursuant to Rule 457(h) and Rule 457(c), the offering price is estimated solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is estimated to be $2.37, based on the average of the high sales price $2.43 and the low sales price $2.31 per share of the registrant’s common stock as reported by The NASDAQ Stock Market LLC on July 26, 2022.